Exhibit 10.1

SEPARATION AGREEMENT, RELEASE AND

CONSULTING AGREEMENT

This SEPARATION AGREEMENT, RELEASE AND CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Regency GP LLC (the “Managing General Partner”) and Byron R. Kelley (“Executive”) (the Managing General Partner and Executive collectively referred to herein as the “Parties”).

WHEREAS, Executive has served as the Managing General Partner’s Chief Executive Officer and President under the terms of the Amended and Restated Executive Employment Agreement dated November 24, 2008 (the “Employment Agreement”);

WHEREAS, the Parties have mutually agreed to terminate their employment relationship;

WHEREAS, the Parties desire to set forth the terms of their separation and to resolve all disputes, if any, that may exist between them, without either Party admitting any liability; and

WHEREAS, the Parties desire to enter into a consulting relationship and to state the terms of their consulting agreement.

NOW THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. No Admission of Liability. By making this Agreement, the Parties do not admit liability to each other and such liability is expressly denied.

2. Termination of Employment. Executive’s employment with the Managing General Partner as its Chief Executive Officer and President and all other positions with the Managing General Partner’s affiliates or subsidiaries to which Executive was appointed will terminate by mutual agreement effective November 21, 2010 (the “Termination Date”). Executive will be paid his base salary through the Termination Date as well as any accrued, unused vacation or paid time off, on the first regular payroll date of the Managing General Partner following the Termination Date. Executive agrees and acknowledges that such payment will be in full satisfaction of any and all wages and benefits owed through the Termination Date. Executive will also be reimbursed for all reasonable business expenses incurred by Executive in accordance with the Managing General Partner’s policies. Executive agrees to submit his expense reports and receipts for all business expenses he has incurred by no later than December 15, 2010. The Managing General Partner also will pay Executive’s monthly living allowance less applicable taxes and withholdings, as provided under Section 2(b)(x) of the Employment Agreement, through December 2010 on the first regular payroll date following the Termination Date. Executive agrees that he is not owed any additional compensation, benefits, or payment by virtue of his employment or termination of employment except as provided herein or pursuant to any benefit plans in which Executive has participated. Executive agrees that his right to participate as an employee in any benefit plans of the Managing General Partner terminates on the Termination Date. This Agreement does not affect Executive’s right to continue his group health insurance benefits under COBRA.

3. Resignation from the Board of Directors. Effective as of 5:00 p.m., central time, on the Termination Date, Executive voluntarily resigns his position as a member of the Boards of Directors for the Managing General Partner and its subsidiaries and affiliates. Executive will deliver a letter of resignation from the Board of Directors and his positions as an officer of the Managing General Partner and its affiliates, as applicable, by no later than the Termination Date.

4. Severance Benefits. Provided that Executive executes this Agreement within 21 days following its receipt and does not thereafter revoke it, the Managing General Partner shall provide Executive with the following severance benefits:

(a) a lump sum cash payment in the total gross amount of $1,864,800, less deductions for taxes and other applicable withholdings, which amount represents two years’ base salary plus a bonus payment for fiscal year 2010 (the “Severance Payment”). The Severance Payment will be made to a rabbi trust established by the Managing General Partner for the benefit of Executive within 15 days of the date on which Executive executes this Agreement. The rabbi trust will terminate and its funds will be distributed to Executive on the first business day after the expiration of 6 months from the Termination Date. The trustee of the rabbi trust will be a federally-insured bank or trust company, and the funds will be invested in investments approved by Executive;

(b) with respect to Executive’s 16,000 unvested phantom units granted under the Regency GP LLC Long-Term Incentive Plan (the “LTIP”) that vest based on time of service, (i) accelerated vesting to the Date of Termination, and (ii) as soon as practicable, but no later than 30 days after the Termination Date, issuance of Units in respect thereof and the cash distribution of accrued distributions related to such Units (as contemplated by Section 4 of the related Grant of Phantom Units under the LTIP), in each case net of all required tax withholding; and

(c) with respect to Executive’s 24,000 unvested phantom units granted under the LTIP that vest based on the achievement of certain performance targets, (i) accelerated vesting at 100% of the Vested Percentage level to the Date of Termination and (ii) as soon as practicable, but no later than 30 days after the Termination Date, issuance of Units in respect thereof and the cash distribution of accrued distributions related to such Units (as contemplated by Section 4 of the related Grant of Phantom Units under the LTIP), in each case net of all required tax withholding.

5. Release of All Claims.

(a) Comprehensive Release of All Claims by Executive. Executive agrees to release, acquit and discharge and does hereby release, acquit and discharge the Managing General Partner, Regency Energy Partners LP, CDM and their respective owners, parents, subsidiaries, affiliates, officers, directors, employees, partners, investors, agents, attorneys, insurers, successors, predecessors and assigns (referred to collectively as the “Released Parties”), from any and all claims and from any and all causes of action, of any kind or character, whether sounding in tort or in contract and whether now known or not known, that he may have against any such entity or person, in their corporate, individual and representative capacities, including, but not limited to, any claim for benefits, bonuses, compensation, costs, damages, expenses, remuneration, salary, or wages arising from or related to his employment, termination of employment, the Employment Agreement, or any alleged discriminatory or retaliatory employment practices, including but not limited to any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. and any and all claims or causes of action arising under any other federal, state or local laws pertaining to discrimination in employment or equal employment opportunity (collectively referred to as “Claims”); except that the Parties agree that Executive’s release, acquittal and discharge shall not relieve Managing General Partner from (i) its obligations under this Agreement, (ii) Executive’s vested rights under the Managing General Partner’s 401k plan as of the Termination Date; (iii) Executive’s right to indemnity (including advancement of expenses) pursuant to all applicable governance documents of Managing General Partner, Regency Energy Partners LP or otherwise, contracts and/or laws, and any right Executive has or may have to the benefits of any D&O or E&O insurance (which such rights to indemnity and insurance shall not be terminated or diminished in any respect), and (iv) any claims or rights that may arise after the date Executive executes this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. This release does not prevent Executive from filing a charge of discrimination with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or a similar federal, state or local agency, provided however, that Executive waives Executive’s right to monetary or other recovery should any Claim be pursued with the EEOC or any similar federal, state or local agency on Executive’s behalf arising out of or related to any Claim released under this Agreement. Executive further expressly warrants and agrees that he will not institute, and has not instituted, any legal proceeding against the Released Parties before any state or federal agency, any arbitral body, or any court for any Claims arising before the execution of this Agreement.

(b) Rights under the Age Discrimination in Employment Act. Executive acknowledges and agrees that:

(i) he has had at least twenty-one (21) days to consider this Agreement before accepting it or has waived such right to consider;

(ii) he has been advised to consult with an attorney before signing this Agreement and has had adequate opportunity to do so;

(iii) if he accepts this Agreement, that he has seven days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”);

(iv) he has been advised that this Agreement will not become enforceable until the Revocation Period has expired;

(v) he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and

(vi) he has been advised that he is not waiving any claims or rights that may arise after the date he executes this Agreement.

(c) Comprehensive Release of All Claims by the Managing General Partner. The Managing General Partner agrees to release, acquit and discharge and does hereby release, acquit and discharge Executive and his affiliates, agents, attorneys, heirs, successors and assigns from any and all claims and from any and all causes of action, of any kind or character, whether sounding in tort or in contract and whether now known or not known, that it may have against any such entity or person, including, but not limited to, any claim for costs, damages, or expenses, in each case arising from or related to Executive’s employment, termination of employment, or the Employment Agreement; except that the Parties agree that the Managing General Partner’s release, acquittal and discharge shall not relieve Executive from his obligations under this Agreement and any claims or rights that may arise after the date Executive executes this Agreement. The Managing General Partner further expressly warrants and agrees that it will not institute, and has not instituted, any legal proceeding against the Released Parties before any state or federal agency, any arbitral body, or any court for any claims described in this paragraph 5(c) arising before the execution of this Agreement.

6. Affirmation of Continuing Duties. Executive acknowledges that his obligations under Sections 6 (Confidential Information) and 9 (Non-Competition and Non-Solicitation) of the Employment Agreement are continuing and survive the termination of his employment, provided, however, that the Parties agree that (i) the Restricted Period, as defined by the Employment Agreement, shall be one year from the Date of Termination, (ii) Executive may serve on the board of directors or other similar governing body of any entity (including entities in a Competing Business (as that term is defined in the Employment Agreement)) as long as Executive protects all Confidential Information (as that term is defined in the Employment Agreement) from improper use or disclosure, and (iii) except for Sections 6 and 9 of the Employment Agreement, as amended hereby, the Employment Agreement shall be and hereby is terminated effective as of the Termination Date. Executive further represents that, to his knowledge, he has returned or destroyed all of the Confidential Information within his possession, custody or control as of the execution of this Agreement. Should he locate any additional Confidential Information or property belonging to the Managing General Partner or its subsidiaries, Executive agrees to return or destroy the information and to return the property immediately.

7. Consulting Relationship. To aid in the transition process following Executive’s separation of employment, the Parties acknowledge and agree that the Managing General Partner will, from time to time, request the assistance and cooperation of Executive in transferring Executive’s duties, assisting the Managing General Partner in litigation or administrative proceedings, responding to questions relating to the business, operations, and files of the Company, assisting in the analysis of business opportunities, financial decisions, business organization, customer relationships, and potential financing options, and other similar projects (the “Consulting Services”).

(a) Executive will provide the Consulting Services for a three-year term beginning on the day following the Termination Date (the “Consulting Term”).

(b) In consideration of the Consulting Services, the Managing General Partner will grant to Executive 33,000 Phantom Units under the LTIP. The Phantom Units will vest over the Consulting Term pursuant to the terms set forth in the grant agreement executed between the Parties, and the Managing General Partner will cause all distributions relating to the Units underlying such Phantom Units (including both vested and unvested Phantom Units) to be distributed within 45 days after the applicable quarter. The Managing General Partner further agrees to reimburse Executive for any business expenses reasonably incurred in the performance of the Consulting Services within 15 days of demand by Executive therefor.

(c) During the first six months of the Consulting Term, Executive will make reasonable efforts to be available for consultation by telephone or in person for an average of eight hours each week (but in no event to exceed 16 hours in any one week) and will provide the Consulting Services as requested by the Managing General Partner. Thereafter through the end of the Consulting Term, Executive will make reasonable efforts to be available for consultation by telephone or in person for four hours each week (but in no event to exceed eight hours in any one week). The Parties understand and agree that the number of hours each week that Executive’s Consulting Services may be requested will vary and with the expectation that those hours will, over time, average at the levels stated herein. The Parties further agree to cooperate in good faith in the scheduling of the Consulting Services, subject to any competing commitments Executive may have in connection with other business obligations.

(d) Subject to Executive’s obligations under Sections 6 and 9 of the Employment Agreement, as amended hereby, Executive may perform services for and on behalf of third parties during the Consulting Term.

(e) Executive agrees that Executive is an independent contractor and is not an employee of the Managing General Partner under this Agreement or otherwise. Nothing in this Agreement is to be construed as creating a master and servant, a principal and agent, or partnership relationship between the Managing General Partner and Executive.

(f) The Managing General Partner will not withhold from the consideration payable under this paragraph 7 any federal or state income taxes, or any other statutory payments or remittances such as workers’ compensation, unemployment insurance, social security premiums or other benefits, and the responsibility to pay such taxes, payments or remittances on behalf of Executive and any person employed by Executive shall be solely that of Executive.

(g) Either Party may terminate the Consulting Services with or without Cause. Any termination (other than termination by death) shall be communicated by written Notice of Termination delivered to the other Party in accordance with paragraph 13 of this Agreement. The terms of the grant agreement shall govern the consequences of any termination of the Consulting Services.

(h) For purposes of this Agreement, “Cause” is defined to include: Executive’s conviction of, or a plea of nolo contendere to, a crime that constitutes a felony; Executive’s breach of his confidentiality, non-compete, or non-solicitation obligations under Sections 6 and 9 of the Employment Agreement, as amended hereby; Executive’s willful or gross neglect of his Consulting Services (it shall not constitute Cause hereunder solely because Executive is not meeting the anticipated number of hours described in paragraph 7(c)); Executive’s commission of a material act of fraud or willful misconduct with respect to the performance of his Consulting Services; or Executive’s misappropriation of funds or property of the Managing General Partner or its affiliates.

8. Dispute Resolution. The Parties shall use their good faith efforts to resolve any controversy or claim arising out of, or relating to, this Agreement or the breach thereof. The Parties agree to provide written notice of any breach of the Agreement and to provide at least 10 business days to cure or resolve any such breach. If unable to resolve a dispute arising from this Agreement, the Parties agree to submit their dispute to binding arbitration, whether any such dispute is in contract, tort or otherwise and whether provided by statute or common law. Notwithstanding the foregoing, however, Executive may assert any claim arising under or related to ERISA, and the Managing General Partner may assert any claim arising under or related to breach by Executive of his obligations under Sections 6 and 9 of the Employment Agreement, as amended hereby, without complying with this paragraph 8. The Parties agree that any arbitration shall be in accordance with the Federal Arbitration Act (the “FAA”), and to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated; provided that the arbitrator shall allow discovery in the form of at least two depositions and 10 interrogatories per Party in addition to document discovery. The arbitration shall be conducted by a single arbitrator, who shall be selected by agreement of the Parties or if they do not agree on an arbitrator within 15 days after either Party has made a demand for arbitration, then the arbitrator will be selected pursuant to the rules of the AAA. If a Party refuses to honor its obligations under this Agreement to arbitrate, the other Party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding

Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The prevailing party in any legal proceeding filed to enforce this Agreement shall be entitled to recover its attorneys’ fees, costs, and related arbitration or litigation expenses, including but not limited to expert witness fees. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this paragraph 8 to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all Parties except to the extent such disclosure is required by law, or in a proceeding to enforce the rights hereunder. The Parties agree that the exclusive venue for arbitration will be in the county in which the Managing General Partner’s headquarters are then located. THE PARTIES ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL OF ALL CLAIMS BETWEEN THEM.

9. No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Severability. To the extent permitted by applicable law, the Managing General Partner and Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Managing General Partner and Executive’s bargain hereunder.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Non-Disparagement. Neither Party will make any public or private statements, comments, or communications in any form, oral, written, or electronic that, in any way could constitute libel, slander, or disparagement of the other Party or, as applicable, its subsidiaries, affiliates, parents, employees, officers, directors and/or family members; or that could be considered to be derogatory or detrimental to their good name or business; provided, however, that the terms of this paragraph 12 shall not apply to communications required by law or made in response to a valid subpoena or other lawful order compelling a Party to provide testimony or information; provided further, however, that in responding to a valid subpoena or other lawful order, the responding Party will provide the other Parry with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information.

13. Notices. All notices under this Agreement shall be given by hand delivery or by registered or certified mail or by any nationally recognized overnight courier service providing proof of delivery to the Parties at the following addresses:

If to Executive:

14 Holley Ridge Drive

Kingwood, Texas 77339

If to the Managing Partner:

Regency GP LLC

Attn: Paul Jolas

Chief Legal Officer

2001 Bryan Street

Suite 3700

Dallas, TX 75201

14. Assignment. This Agreement shall be binding upon and inure to the benefit of the Managing General Partner and any successor of the Managing General Partner, by merger or otherwise. The Managing General Partner may assign its rights hereunder to an affiliate. Executive may assign any payments due and any Phantom Units held under this Agreement by will or the laws of descent and distribution. Except as expressly stated in this paragraph 14, this Agreement and the rights and obligations of the Parties hereunder are personal and neither this Agreement nor any right, benefit or obligation of either Party shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party.

15. Amendment; Entire Agreement. The Parties represent and agree that they are not relying upon any oral or written promises or representations other than those expressly stated herein in entering this Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by both Parties. This Agreement and the other agreements contemplated hereby constitute the complete understanding and agreement between the Parties with respect to the subject matter hereof and, with the exception of Sections 6 and 9 of the Employment Agreement, as amended hereby, supersede all other agreements (written or oral) and understandings prior to or contemporaneous with this Agreement pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as set forth below:

REGENCY GP LLC

By:	/s/ Paul M. Jolas
Name:	Paul M. Jolas
Title:	Executive Vice President, Chief Legal Officer and Secretary
Date:	November 5, 2010

Byron R. Kelley

/s/ Byron R. Kelley
Date:	November 5, 2010